The Bancorp, Inc. Reports Second Quarter and Fiscal 2007 Earnings

Wilmington, De -August 06, 2007 - The Bancorp, Inc. ("Bancorp") (Nasdaq NM: TBBK)

Second Quarter and Fiscal 2007 Financial highlights:
  Diluted earnings per share for the three months ended June 30, 2007 increased 22.7% to $0.27 compared to $0.22 for the three months ended June 30, 2006.
  Total loans increased 28.7% on an annualized basis to $1.181 billion at June 30, 2007 from $1.103 billion at March 31, 2007.
  Efficiency ratio improved to 50.41% for the three months ended June 30, 2007 from 53.04% for the three months ended June 30, 2006.

Bancorp, a bank holding company, reported net income available to common shareholders for the three months ended June 30, 2007 of $3.9 million (after tax expense of $2.5 million), or $0.27 diluted earnings per share, based on 14,393,184 diluted shares, compared to net income available to common shareholders of $3.1 million (after tax expense of $1.9 million), or $0.22 diluted earnings per share, based on 14,292,319 diluted shares, for the three months ended June 30, 2006. Bancorp reported net income available to common shareholders for the six months ended June 30, 2007 of $7.4 million (after tax expense of $4.8 million), or $0.51 diluted earnings per share, based on 14,396,481 diluted shares, compared to net income available to common shareholders of $5.9 million (after tax expense of $3.6 million), or $0.42 diluted earnings per share, based on 14,232,170 diluted shares, for the six months ended June 30, 2006.

At June 30, 2007, Bancorp's total assets were $1.468 billion, an increase of $133.6 million or 10.0% from December 31, 2006. Loans grew to $1.181 billion, an increase of $116.6 million or 10.9% from those of December 31, 2006, and deposits grew to $1.151 billion, an increase of $81.8 million or 7.7%, from deposits at December 31, 2006. Total common shares outstanding were 13,805,607 at June 30, 2007 and 13,724,023 at December 31, 2006.

Conference Call Webcast

Interested parties can access the LIVE webcast of Bancorp's Quarterly Earnings Conference Call at 08:30 AM EST on Tuesday, August 07, 2007 by clicking on the webcast link on Bancorp's homepage at www.thebancorp.com. For those who are not available to listen to the live broadcast, the replay of the webcast will be available following the live call on Bancorp's investor relations website and telephonically until Tuesday, August 14, 2007 by dialing 888-286-8010, access code 84013432.

About Bancorp

Bancorp, a bank holding company that operates The Bancorp Bank, an FDIC-insured commercial bank that delivers a full array of financial services and products both directly and through private-label affinity partner programs nationwide. The Bancorp Bank, through Philadelphia Private Bank, its regional community bank division, serves the needs of small and mid-size businesses and their principals in the Philadelphia-Wilmington region.

The Bancorp, Inc. Contact

Andres Viroslav

215-861-7990

andres.viroslav@thebancorp.com

The Bancorp, Inc.
Financial highlights
(unaudited)
	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
	(dollars in thousands except per share data)		(dollars in thousands except per share data)

Condensed income statement
Net interest income	$ 12,812	$ 10,808	$ 25,366	$ 21,034
Provision for loan and lease losses	750	700	1,500	1,300
Non-interest income	1,675	1,433	3,181	2,733
Non-interest expense	7,303	6,493	14,738	12,866
Net income before income tax expense	6,434	5,048	12,309	9,601
Income tax expense	2,511	1,880	4,804	3,578
Net income	3,923	3,168	7,505	6,023
Less preferred stock dividends and accretion	(17)	(27)	(35)	(54)
Income allocated to Series A preferred shareholders	(32)	(20)	(61)	(40)
Net income available to common shareholders	$ 3,874	$ 3,121	$ 7,409	$ 5,929

Basic earnings per share	$ 0.28	$ 0.23	$ 0.54	$ 0.43
Diluted earnings per share	$ 0.27	$ 0.22	$ 0.51	$ 0.42
Weighted average shares - basic	13,793,621	13,666,113	13,773,771	13,651,127
Weighted average shares - diluted	14,393,184	14,292,319	14,396,481	14,232,170

	June 30,	March	December 31,	June 30,
	2007	2007	2006	2006
Condensed balance sheet
Assets
Federal funds sold	$ 136,290	$ 148,832	$ 122,048	$ 118,918
Investment securities	115,810	114,794	115,946	113,725
Loans	1,181,391	1,102,372	1,064,819	842,822
Allowance for loan and lease losses	(9,387)	(8,857)	(8,400)	(6,751)
Other assets	44,309	37,118	40,425	36,645
Total assets	$ 1,468,413	$ 1,394,259	$ 1,334,838	$ 1,105,359

Liabilities and shareholders' equity
Transaction accounts	$ 716,202	$ 747,514	$ 614,425	$ 480,974
Time deposits	434,885	480,521	454,830	415,881
Total deposits	1,151,087	1,228,035	1,069,255	896,855
Other borrowings	152,823	4,116	108,145	64,569
Other liabilities	7,579	8,658	8,530	3,210
Shareholder's equity	156,924	153,450	148,908	140,725
Total liabilities and shareholders' equity	$ 1,468,413	$ 1,394,259	$ 1,334,838	$ 1,105,359

	Second	First	Fourth	Second
	Quarter	quarter	quarter	quarter
Average condensed balance sheet	average 2007	average 2007	average 2006	average 2006
Assets
Federal funds sold	$ 70,432	$ 108,008	$ 61,665	$ 57,762
Investment securities	112,343	115,313	114,406	112,885
Loans	1,132,682	1,072,293	990,788	803,705
Allowance for loan and lease losses	(9,221)	(8,746)	(7,915)	(6,359)
Other assets	37,405	37,061	37,514	35,613
Total assets	$ 1,343,641	$ 1,323,929	$ 1,196,458	$ 1,003,606

Liabilities and shareholders' equity
Transaction accounts	$ 743,402	$ 608,736	$ 503,019	$ 475,513
Time deposits	404,912	484,983	495,311	347,487
Total deposits	1,148,314	1,093,719	998,330	823,000
Other borrowings	30,512	68,186	42,505	37,130
Other liabilities	9,977	11,904	8,175	4,972
Shareholders' equity	154,838	150,120	147,448	138,504
Total liabilities and shareholders' equity	$ 1,343,641	$ 1,323,929	$ 1,196,458	$ 1,003,606

Loan Portfolio
	June 30,	March 31,	December 31,	June 30,
	2007	2007	2006	2006
	Amount	Amount	Amount	Amount

Commercial	$ 256,362	$ 226,888	$ 199,397	$ 136,892
Commercial mortgage	355,717	323,741	327,639	238,406
Construction	297,007	293,915	275,079	227,842
Total commercial loans	909,086	844,544	802,115	603,140
Direct financing leases, net	88,076	83,211	92,947	92,729
Residential mortgage	53,743	57,287	62,413	67,823
Consumer loans and others	130,598	117,595	108,374	79,867
	1,181,503	1,102,637	1,065,849	843,559
Unamortized costs	(112)	(265)	(1,030)	(737)
Total loans, net of unamortized fees and costs	$ 1,181,391	$ 1,102,372	$ 1,064,819	$ 842,822

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Selected operating ratios
Return on average assets	1.17%	1.26%	1.13%	1.26%
Return on average equity	10.13%	9.15%	9.84%	8.80%
Net interest margin	3.89%	4.43%	3.88%	4.53%
Efficiency ratio	50.41%	53.04%	51.63%	54.13%
Book value per share	$ 11.27	$ 10.20	$ 11.27	$ 10.20

			As of or for the period ended
			June 30,
Asset quality ratios			2007	2006
Nonperforming loans to total loans			0.39%	0.03%
Nonperforming assets to total assets			0.31%	0.02%
Allowance for loan and lease losses to total loans			0.79%	0.80%
Nonaccrual loans			$ 4,442	$ -
Loans 90 days past due still accruing interest			$ 120	$ 313